Exhibit 3.1
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
ARTICLES SUPPLEMENTARY

        Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Under a power contained in Section 5.2.2 and 5.4 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) reclassified and designated 50,000,000 authorized but unissued shares of Class T Common Stock, $0.001 par value per share, 50,000,000 authorized but unissued shares of Class S Common Stock, $0.001 par value per share, 50,000,000 authorized but unissued shares of Class D Common Stock, $0.001 par value per share, and 50,000,000 authorized but unissued shares of Class I Common Stock, $0.001 par value per share, of the Corporation (collectively, the “Shares”) as authorized but unissued shares of Class E Common Stock, $0.001 par value per share, of the Corporation (the “Class E Common Stock”). The total numbers of shares of Class T Common Stock, Class S Common Stock, Class D Common Stock, Class I Common Stock, Class A Common Stock, Class AA Common Stock, Class AAA Common Stock, Class E Common Stock and Series A Cumulative Perpetual Convertible Preferred Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 60,000,000 60,000,000, 60,000,000, 60,000,000, 40,000,000, 75,000,000, 5,000,000, 440,000,000 and 10,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary.

        SECOND: A description of the Class E Common Stock is contained in Section 5.2 of Article V of the Charter.

        THIRD: The Shares have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

        FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

        FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Financial Officer and Treasurer and attested to by its Chief Legal Officer and Secretary on this 9th day of November 2020.

ATTEST:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

/s/ Howard S. Hirsch	By:	/s/ Javier F. Bitar	(SEAL)
Name: Howard S. Hirsch		Name: Javier F. Bitar
Title: Chief Legal Officer and Secretary		Title: Chief Financial Officer and Treasurer